UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2014

KBS STRATEGIC OPPORTUNITY REIT II, INC.
(Exact name of registrant specified in its charter)
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Maryland	333-192331	46-2822978
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
On September 4, 2014, KBS Strategic Opportunity REIT II, Inc. (the “Company”), through an indirect wholly owned subsidiary, originated a first mortgage loan in the amount of $3.5 million (the “655 Summer Street Mortgage Loan”). The borrower, 655 Summer Holdings LLC, is not affiliated with the Company or its advisor. The loan is secured by a three-story office building located in Boston, Massachusetts (the “Building”). The Building comprises 14,392 rentable square feet and was built in 1989. The Company funded the 655 Summer Street Mortgage Loan with proceeds from its now terminated private offering.
The 655 Summer Street Mortgage Loan matures on October 1, 2017 and bears interest at a fixed rate of 9.25% per annum for the term of the loan. The borrower paid a loan origination fee equal to 8% of the loan amount. Monthly payments are interest only for the first 35 months of the term of the loan, followed by payments of principal and interest, with principal calculated using an amortization schedule of 30 years and with the remaining principal balance, all accrued and unpaid interest and all other charges due at maturity. The borrower may prepay the loan in whole (but not in part) beginning July 1, 2017, subject to certain conditions as described in the loan documents.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

Dated: September 8, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer

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